Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. ANNOUNCES THE APPOINTMENT OF A NEW EXECUTIVE VICE PRESIDENT AND CHIEF CREDIT OFFICER

Los Angeles, – July 6, 2009 – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ: FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today announces the appointment of a new Executive Vice President and Chief Credit Officer.

The Bank today announced the return of Robert A. Moore as its Executive Vice President and Chief Credit Officer.  Mr. Moore held that position when the Bank opened in March 2004.  He retired the following year and was simultaneously named to the Bank Board of Directors and was appointed Chairman of the Board of Directors’ Loan Committee in which capacities he has served continuously.  Mr. Moore has previously served as the Chief Credit Officer of City National Bank from 1992-2002.  His earlier experience was at Security Pacific National Bank, Union Bank, and Wells Fargo Bank.

“Because of the Bank’s position as one of the best capitalized banks in the region, we have been seeing excellent new customer opportunities as a result of the dislocation occurring in other financial institutions.  Having someone of Bob Moore’s unique talent and experience will give us a major advantage in evaluating and underwriting new customer relationships” said Alan Rothenberg, Chairman of the Board of Directors of the Bank.

Moore replaces Donn B. Jakosky who served as the Executive Vice President and Chief Credit Officer since September 2006.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY”.  The Company’s wholly owned subsidiary, 1st Century Bank, N.A., is a full service commercial bank headquartered in the Century City area of Los Angeles.  The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. The Company maintains a website at www.1stcenturybank.com.  By including the foregoing website address link, the Company does not intend to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a continuing decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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